Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

Xenetic Biosciences, Inc.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES A PREFERRED STOCK

On behalf of Xenetic Biosciences, Inc., a Nevada corporation (the "Corporation"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation"), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $.001 per share, of the Corporation authorized by Article III of the Articles of Incorporation ("Preferred Stock"), Series A Preferred Stock, consisting of One Million (1,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as "Series A Preferred Stock." The number of shares constituting the Series A Preferred Stock shall be One Million (1,000,000) shares. Except as to the Series B Preferred Stock which is yet to be created or otherwise provided herein, the Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the common stock, par value $.001 per share (the "Common Stock"), and all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding (collectively, "Junior Securities").

2.       Dividends. The Holders of shares of the Series A Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation legally available therefore, a cash dividend at the annual rate of 5% on the Stated Value thereof (the "Dividend"). Dividends shall not be cumulative. No dividends or other distribution shall be paid on any Junior Securities unless and until the aforementioned Dividend is paid to current on each outstanding share of Series A Preferred Stock and the anticipated cash component of the Dividend for the next calendar year is reserved by the Corporation. The Corporation shall not transfer cash or property without consideration, whether by way of dividend or otherwise, except in accordance with this Section 2.

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3.	Liquidation Preference.

(a)       In the event of any dissolution, liquidation or winding up of the Corporation (a "Liquidation"), whether voluntary or involuntary, the Holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any payment or distribution shall be made in respect of any Junior Securities, cash in an amount equal to $4.80 (the "Stated Value") for each one (1) share of Series A Preferred Stock (as adjusted for stock splits, combinations, reorganizations and the like) plus an amount equal to all accrued but unpaid Dividends thereon to the date of such payment. If upon the Liquidation, the assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full liquidation preference for their shares, then the entire assets of the Corporation legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred Stock.

(b)       A sale of all or substantially all of the Corporation's assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a "Change in Control Event"), shall be deemed to be a Liquidation for purposes of this Designation.

(c)       If upon any Liquidation, whether voluntary or involuntary, payment shall have been made to the Holders of Series A Preferred Stock of the full preferential amount to which they shall be entitled pursuant to Section 3(a) of this Designation, the entire remaining assets, if any, of the Corporation available for distribution to stockholders shall be distributed to the holders of Common Stock pro rata, treating the Series A Preferred Stock as if converted into shares of Common Stock.

(d)       The Corporation shall give each Holder of Series A Preferred Stock written notice of any Liquidation not later than thirty (30) days prior to any meeting of stockholders to approve such Liquidation or, if no meeting is to be held, not later than forty-five (45) days prior to the date of such Liquidation.

4.       Optional Conversion of Series A Preferred Stock. The Holders of Series A Preferred Stock shall have conversion rights as follows:

(a)       Conversion Right. At the option of Holders with a minimum of 61 days' notice to the Corporation, each share of the Series A Preferred Stock shall be convertible at any time at the Holder 's sole discretion and without the payment of additional consideration by the Holders thereof into Common Stock of the Corporation at a rate of one Series A Preferred share for one share of common stock (the "Conversion Rate"), subject to adjustment as provided in Section 4 of this Designation. The Holder may convert all or any part of their Series A Preferred at any time and may elect multiple partial conversions over time. All shares of Series A Preferred Stock Converted into Common Stock are sometimes referred to herein as "Conversion Shares."

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(b)       Mechanics of Optional Conversion. To effect the optional conversion of shares of Series A Preferred Stock in accordance with Section 4(a) of this Designation, the Holders of record thereof shall make a written demand for such conversion, more than 61 days prior to said conversion (for purposes of this Designation, a "Conversion Demand") upon the Corporation at its principal executive offices setting forth therein (i) the number of shares to be converted, (ii) the certificate or certificates representing such shares, and (iii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the "Optional Conversion Date"). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a "Conversion Notice") to the Holders requesting conversion, setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder's address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, the Holder of the Series A Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder's address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c)       No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series A Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Preferred Stock by the Corporation upon conversion of Series A Preferred Stock by such Holder.

(d)       Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e)       Dividends; Rights. All outstanding shares of Series A Preferred Stock to be converted pursuant to the Conversion Notice shall, on the Optional Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of the Holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Optional Conversion Date, (i) no such share of Series A Preferred Stock to be converted pursuant to the Conversion Notice shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) the Holder of such shares, as such, shall not be entitled to receive any dividends or other distributions , to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares to be converted pursuant to the Conversion Notice have been converted. On the Optional Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

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(f)       Consolidation, Merger, Sale, Etc. In case the Corporation shall (a) effect a reorganization, (b) undergo a Change in Control Event, or (c) enter into any plan or arrangement contemplating the dissolution of the Corporation, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made whereby, subject to Section 3(a) of this Designation, each share of Series A Preferred Stock shall, after such transaction, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such transaction, or to which assets shall have been sold in such transaction, to which the Holder of shares of Series A Preferred Stock would have been entitled if it had held the Common Stock issuable upon the conversion of such shares of Series A Preferred Stock on the record date, or, if none, immediately prior to such transaction, at the Conversion Rate in effect on such date. The provisions of this Section 4(t) shall similarly apply to successive transactions.

(g)       Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities other than the Dividend, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an "Event"), then in each instance the Conversion Rate shall be adjusted such that the number of shares issued upon conversion of one share of Series A Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

(h)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to Section 4 of this Designation, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each Holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Preferred Stock. furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate in effect at such time for the Series A Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of the Series A Preferred Stock.

(i)       Notices of Record Date. In the event any record date is fixed for the purpose of (i) determining the holders of any class or series of stock or other securities who are entitled to receive any dividend or other distribution or (ii) to effect a Liquidation, the Corporation shall mail to each Holder of Series A Preferred Stock at least thirty (30) days prior to the record date set forth therein a notice setting forth: (A) such record date and a description of such dividend or distribution; or (B) (1) the date on which any such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up is expected to become effective; and (2) the time, if any is to be fixed, as to when the Holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such recapitalization , reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up.

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(j)      Issue Taxes. The Corporation shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock.

(k)       No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under Section 4 of this Designation by the Corporation, but will at all times in good faith assist in carrying out of all the provision of Section 4 of this Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

5.       Redemption of Series A Preferred Stock. The Corporation may at any time after December 31, 2016, require upon 30 days written notice, that the Holder of any Series A Preferred Stock unconverted as of December 31, 2016, convert any or all of such shares (the "Notice of Call") on the basis of one share of Series A Preferred Stock for one share of Common Stock (the "Call Price"), for such redemption. A Notice of Call shall be sent via first class mail, postage prepaid, to each Holder at such Holder's address of record setting forth therein (i) the request for redemption; (ii) the number of shares to be redeemed; (iii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument; and (iv) the effective date of the redemption ("Call Date"). The Holder may elect to convert all or any portion of their Series A Preferred shares prior to the Call Date. The Company may Call all or any part of the Series A Preferred shares issued. In the event of a partial issue Call, Holders would be allocated partial Call Notice on a pro-rata basis relative to their percentage holdings of Series A Preferred shares equal to the percentage of the total issued shares Called. Until redeemed and paid, the Series A Preferred Stock shall continue to have the rights and privileges set forth in this Designation.

7.       Voting. Except as otherwise expressly provided herein or as required by the law, the Holders of Series A Preferred Stock shall be entitled to vote on any matters on which the Common Stock shall be entitled to vote and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation.

8.       Information Rights. For so long as twenty-five percent (25%) of the shares of the Series A Preferred Stock remain outstanding and not converted and the Corporation is not subject to the reporting requirements of the Securities Exchange Act of 1934, the Corporation shall deliver to each Holder unaudited annual financial statements not later than ninety (90) days after the end of each fiscal year. The financial statements shall be delivered to each Holder via first class mail, postage prepaid, to each Holder at such Holder's address of record.

9.       Amount of Noncash Dividends, Distributions or Consideration. Whenever a dividend or distribution provided for in Section 2 or 3 of this Designation (except as otherwise provided therein with respect to the payment of dividends in shares of Common Stock) is to be made in, or any consideration received or paid by the Corporation consists of securities or other property, other than cash, the amount of such dividend, distribution or consideration shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

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10.       Definition of Certain Preferences. For purposes hereof, any class or series of stock of the Corporation shall be deemed to rank:

(a)       senior to the Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of shares of that class or series of stock shall expressly be entitled to receive dividends or amounts distributable upon Liquidation, as the case may be, in preference or priority to the Holders of Series A Preferred Stock;

(b)       on a parity with the Series A Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or conversion, if any, are different from those of the Series A Preferred Stock, if the holders of shares of that class or series of stock shall expressly be entitled to receive dividends or amounts distributable upon Liquidation, as the case may be, in proportion to their respective dividend preferences (whether based on their respective dividend rates or the respective amounts of accumulated and unpaid dividends thereon) or their respective Liquidation preferences, without preference or priority, one over the other, as between the holders of shares of that class or series of stock and the Holders of shares of the Series A Preferred Stock; and

(c)       junior to the Series A Preferred Stock, either as to dividends or upon liquidation, if the Holders of shares of Series A Preferred Stock shall be entitled to receive dividends or amounts distributable upon Liquidation, as the case may be, in preference or priority to the holders of shares of that class or series of stock.

For clarity, the Series A Preferred Stock created hereby shall be treated as senior to all other Preferred and Common shares in existence and to be created with the exception of Series B Preferred Shares expected to be created in the current financing following the creation of this Preferred Stock.

IN WITNESS WHEREOF, the undersigned have duly signed this Designation as of this 12 day of September, 2016.

Xenetic Biosciences, Inc.

By:      /s/ M. Scott Maguire

             Name: M. Scott Maguire

            Title: CEO

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